AGREEMENT

         AGREEMENT (the "Agreement"), dated as of January 22, 1997, by and among International Post Limited, a Delaware corporation ("IPL"), Susan Wiener ("SW"), Michael Rudnick ("MR"), Cognitive Communications, Inc., a Connecticut corporation (the "Seller"), and David Leveen ("DL").

         WHEREAS, concurrently herewith Cognitive Communications, LLC, a Delaware limited liability company and a majority-owned indirect subsidiary of IPL (the "Purchaser"), SW, MR and the Seller are entering into an Asset Purchase Agreement (the "Purchase Agreement") pursuant to which the Purchaser is acquiring from the Seller all rights, title and interests of the Seller in and to certain assets as set forth therein;

         WHEREAS, as of the date hereof, the Purchaser is entering into employment agreements (individually, an "Employment Agreement" and collectively, the "Employment Agreements") with each of SW, MR and DL (collectively, the "Employees"); and

         WHEREAS, in connection with the transactions contemplated by the Purchase Agreement and the Employment Agreements, the Seller, SW, MR and DL have requested that IPL enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agrees as follows:

         1.       Guarantee.

                  (a) IPL hereby fully and unconditionally guarantees the due and punctual payment of all of the Purchaser's payment obligations under Section
2.1 of the Purchase  Agreement and, subject to the next sentence,  under Section
6.3 of each Employment Agreement when, and to the extent that, any of the same shall become due and payable (including amounts which would be paid but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. 362(a) or any other provision of bankruptcy law) (collectively, the "Guaranteed Obligations"). IPL's guarantee of the Purchaser's payment obligations under Section 6.3 of the Employment Agreements shall only apply in the event of the termination of the employment of at least two (2) Employees pursuant to Section 6.3 of such Employee's Employment Agreement.

                  (b) IPL hereby agrees that its obligations hereunder shall be unconditional, irrevocable, and absolute, irrespective of the validity, regularity or enforceability of any Guaranteed Obligation, the absence of any action to enforce the same, any waiver or consent by the Seller, SW or MR with respect to any provision of the Purchase Agreement or the Employment Agreements, or any other circumstance which might otherwise constitute a legal or

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equitable  discharge or defense of a guarantor.  IPL hereby  waives any right to require a proceeding first against the Purchaser.

                  (c) IPL hereby acknowledges and agrees that the foregoing guarantee constitutes a guarantee of payment by the Purchaser of the Guaranteed Obligations when due under Section 2.1 of the Purchase Agreement or Section 6.3 of the Employment Agreements, as the case may be, and not of collection only.

                  (d) If a claim is ever made upon the Seller and/or SW, MR or DL for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and they repay all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over them or any of their respective properties, IPL shall be and remain liable to the Seller, SW, MR and DL hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by them.

                  (e) IPL hereby waives absolutely and irrevocably any claim which it may have against the Purchaser by reason of any payment to the Seller, SW, MR or DL or to any other Person pursuant to or in respect of the foregoing guarantee whether by subrogation or otherwise.

         2. Asset Contribution. Simultaneously with the closing of the transactions contemplated by the Purchase Agreement, IPL shall, and shall cause its subsidiaries and affiliates to, assign, convey, transfer and deliver to the Purchaser all of their respective rights, title and interest in and to all of the properties and assets of Blue Highway, one of IPL's divisions, and each such party shall deliver such instruments and documents as may be necessary or reasonably desirable to evidence the assignment, conveyance and transfer of such rights, title and interest.

         3. Capital Contributions. Moreover, from January 1997 through July 2000, IPL agrees to, or cause its subsidiaries or affiliates to, fund the (i) capital expenditures of the Purchaser (pursuant to operating leases or otherwise) in the amounts set forth on Schedule 1 annexed hereto (at such times during the applicable fiscal year noted on Schedule 1 as required in the reasonable judgment of the executive officers of the Purchaser), and (ii) operating expenses of the Purchaser in the amounts and at the times set forth on
Schedule 2 annexed hereto provided that, in each case, such funding is dependent upon the Purchaser attaining at least 90% of the applicable projected "Operating Income" reflected on Schedule 2. In the event the Operating Income of the Purchaser for any month exceeds any such projected amount set forth on Schedule 2, then the related funding of operating expenses required by IPL pursuant to the preceding sentence shall be increased if reasonably required for the conduct of the Purchaser's business to an amount equal to the product of (i) such required funding multiplied by a (ii) fraction, the numerator of which is the realized Operating Income and the denominator of which is the projected Operating Incomes set forth on Schedule 2. Up to $1,026,000 of such required funding shall be treated as a capital contribution to the Purchaser, and any excess shall be treated as an


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advance  of funds  payable  upon  substantially  the same  terms and  subject to substantially the same conditions as other advances made by IPL to its other subsidiaries.

         4. Managers. IPL agrees to vote, or cause to be voted, all ownership interests in the Purchaser it or any of its subsidiaries or affiliates may own in favor of the election of SW and MR as the Purchaser's Managers in accordance with the provisions of Section 6.1 of the Purchase Agreement.

         5. Non-Competition. From the date of the closing of the transactions contemplated by the Purchase Agreement and as long as either SW or MR is employed by the Purchaser under the terms of his/her Employment Agreement, IPL agrees that neither it nor any of its subsidiaries, affiliates or divisions (other than the Purchaser) shall, directly or indirectly, provide strategic consultation in the area of communications and other content strategy for, or research related to the implementation of, or the design and production of, intranets, extranets or internets and further agrees that neither it nor any of its subsidiaries, affiliates or divisions (other than the Purchaser) will enter into any joint venture, partnership or other agreement with any entity that competes with the Purchaser for the purpose of marketing such (or another) entity as providing such strategic consultation to unrelated third parties;
provided, however, that nothing herein shall interfere with or otherwise restrict the ability of IPL or its subsidiaries, affiliates and divisions to provide post-production, editing or other design or production services to customers that directly or indirectly approach it for a specific intranet, extranet or internet project.

         6. Successors and Assigns. This Agreement shall be binding upon IPL and its successors and assigns (including purchasers of all or substantially all of its assets and purchasers of all of the ownership interests of the Purchaser owned by IPL or its subsidiaries or affiliates) and shall inure to the benefit of the respective permitted successors and assigns of the Seller, SW, MR and DL.

         7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF
THE STATE OF NEW YORK.

         8. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, sent by facsimile transmission, overnight delivery service or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed or sent by facsimile transmission, or by overnight delivery service, one (1) day after the date of deposit to such overnight delivery service of, if mailed, three (3) days after the date of deposit in the United States mail, to:

         If to IPL:                 International Post Limited
                                    545 Fifth Avenue
                                    New York, New York  10017


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                                    Attention:  President
                                    Fax No.: (212) 986-1364

         With a Copy to:            Shereff, Friedman, Hoffman & Goodman, LLP
                                    919 Third Avenue
                                    New York, New York 10022
                                    Attention: Jeffry S. Hoffman, Esq.
                                    Fax No.: (212) 758-9526

         If to the
         Seller, SW, MR or DL:      Cognitive Communications, Inc.
                                    2 Gannett Drive
                                    Suite 200
                                    White Plains, New York 10604
                                    Fax No.:

         With a Copy to:            Roberts, Sheridan & Kotel
                                    12 East 49th Street
                                    New York, New York 10017
                                    Attention: David H. Wollmuth, Esq.
                                    Fax No.: (212) 299-8686


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         IN  WITNESS  WHEREOF,  each  of the  parties  hereto  has  caused  this
Agreement to be duly executed as of the day and year first above written.

                                                    INTERNATIONAL POST LIMITED



                                                By: ----------------------------
                                                    Jeffrey J. Kaplan
                                                    Executive Vice President and
                                                    Chief Financial Officer


                                                    ----------------------------
                                                    Susan Wiener


                                                    ----------------------------
                                                    Michael Rudnick


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                                                  COGNITIVE COMMUNICATIONS, INC.



                                                  By: --------------------------
                                                      Name:
                                                      Title:


                                                     ---------------------------
                                                      David Leveen


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                                                                    SCHEDULE 1



                          COGNITIVE COMMUNICATIONS, LLC

                              CAPITAL EXPENDITURES

Fiscal 1997 (eight months) and 1998:

           Office furniture                                             $271,600
           Personal computers                                            154,000
           Software                                                       25,000
           Telephone system                                              100,000
           Web site                                                       20,000
                                                                        --------
                                                                        $570,600
                                                                        ========
Fiscal 1999 -         Various office furniture, personal computers and software:
                                            $300,000
                                            ========

Fiscal 2000 -         Various office furniture, personal computers and software:
                                            $300,000
                                            ========



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